Code of Ethics & Business Conduct

Any violations of this Code must be reported to your immediate supervisor, if any, or the Compliance Hotline, 1-866-822-4512

CODE OF ETHICS & BUSINESS CONDUCT

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1.INTRODUCTION

1.1.Purpose

Supernus Pharmaceuticals, Inc., its subsidiaries, and its affiliates (collectively, “Supernus” or the “Company”) are committed to maintaining the highest ethical standards in their dealings with all parties involved in the Company’s business activities. This Code of Ethics & Business Conduct (the “Code”) summarizes the key ethical and legal principles to which everyone at Supernus is required to adhere. While this Code does not cover every issue that may arise, it is intended to promote honest and ethical conduct among all individuals employed by or associated with Supernus.

1.2.Scope

Every employee, director, contract worker (full time or temporary, including independent contractors, referred to as a “Contract Worker”) (each employee, director and Contract Worker a “Covered Person”) is expected to read, understand, and comply with this Code and all other applicable laws, regulations and Company policies.

This Code and the spirit of its purpose apply to all Supernus locations, affiliates and subsidiaries. Covered Persons who would like to seek further information or have questions on the information contained in the Code should speak with their supervisor, if any, or the Compliance Officer.

The Code is a Company Policy and it does not change any terms or conditions of employment or any agreement between the Company and a Covered Person. Compliance with our Code, however, is a condition of (i) continued employment for employees, and (ii) continuing the relationship between the Company and other Covered Persons. Accordingly, each employee must acknowledge receipt of this Code and being automatically and continuously bound by its terms.

The Code does not attempt to anticipate every ethical dilemma you may encounter. Supernus is relying on you to use good judgment and common sense in all of your business dealings.

2.WORKPLACE STANDARDS

2.1.Overview

Supernus recognizes its people are a valuable asset of the Company and values those who are ethical, innovative and hard workers. Supernus seeks to recruit and retain individuals by providing competitive compensation, excellent growth opportunities and a diverse workplace.

2.2.Equal Opportunity

Supernus is committed to providing equal opportunity in employment to all employees and applicants. This commitment applies to recruitment, hiring, employment, and employment-related decisions (including, but not limited to, hiring, firing, workforce reductions, work assignments, transfers, promotions, wage/salary adjustments, and/or

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bonuses). Supernus is also committed to complying with all applicable laws regarding non-discrimination in employment. Supernus provides a discrimination- free work environment for all Covered Persons, regardless of race, color, religion, sexual orientation, age, gender identity or gender expression, national origin, citizenship, ancestry, marital status, disability, genetic information, veteran status, or other characteristics protected by applicable laws.

2.3.Discrimination and Harassment

Supernus respects diversity and the personal dignity of the Covered Persons. Covered Persons are expected to treat all colleagues with respect and dignity. As such, Supernus strives to ensure that the Company’s work environment is free of discrimination and harassment.

Supernus will not tolerate any form of harassment, whether physical, verbal, or visual.

Employees and Contract Workers should report any type of discrimination or harassment immediately to their supervisor, if any, Human Resources Department, the Compliance Officer or the Compliance Hotline.

Directors should report any type of discrimination or harassment immediately to the Chair of the Board of Directors, the Chair of the Audit Committee, or the Chief Executive Officer.

2.4.Safety and Health
Supernus is committed to providing a safe and healthy working environment to the Covered Persons through the adherence to applicable health and safety laws. Any Covered Person who is aware of any conditions or practices in the workplace that pose a threat to health, safety, or the environment is responsible for reporting them to their supervisor, if any, Human Resources Department, the Compliance Officer or the Compliance Hotline immediately.
It is the responsibility of each Covered Person to familiarize themselves and comply with all the safety related restrictions set forth in the Company’s Employee Handbook, including those related to the use or possession of illegal drugs, alcohol and firearms at the Company’s facilities and at Company events.

3.MARKETPLACE STANDARDS

3.1.Overview

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Supernus’s reputation for integrity and excellence requires careful adherence to all applicable laws and regulations as well as commitment to the highest standards of conduct of corporate and personal integrity. Productivity is maximized when people act ethically, responsibly, and professionally. Supernus expects all Covered Persons to conduct Company business in an ethical manner.

There may be situations where the ethical or legal course of action may be unclear. In such case, Covered Persons are expected to seek guidance by speaking with their supervisor, if any, or the Compliance Officer.

3.2.Compliance with Laws, Regulations and Industry Codes

Covered Persons shall abide by applicable laws and regulations where Supernus operates or otherwise conducts business. This includes, but is not limited to, laws and regulations that prohibit bribery and corruption or impose trade sanctions or protect privacy rights. Each employee and Contract Worker must strive to fully understand those laws pertain to their area of work and what is required to be in compliance with these laws. Since the laws are numerous and complicated, this Code does not include a summary of every relevant law. Covered Persons who have any questions or concerns about a particular law, this Code or any other Company policy, should discuss their questions or concerns with their supervisor, if any, or the Compliance Officer.

While Covered Persons are not expected to have in-depth knowledge of all applicable laws and regulations, within the areas of their work and responsibilities, they should understand the underlying principles and apply them to their activities. If a Covered Person is unsure as to the laws or regulations applicable to an activity, he or she should consult the Compliance Officer. Examples of laws and the principles that govern Supernus’s business are outlined below.
Anti-Bribery and Anti-Corruption Laws: These laws prohibit bribery through the provision of anything of value to foreign government officials, and/or commercial bribery, to gain or retain business or favorable treatment and carry significant penalties for violations. Supernus prohibits the payment of any bribes regardless of recipient type and prohibits facilitation payments (even if otherwise permissible by law).
Anti-Kickback Statute (“AKS”): AKS laws prohibit anyone from offering, paying, soliciting, or receiving anything of value (including a kickback, bribe, or rebate) in order to directly or indirectly, implicitly or explicitly, reward past prescribing or induce future prescribing, purchase, use or recommendation of any item or service reimbursed under a federal or state healthcare program, or to unlawfully influence regulatory, pricing, formulary or reimbursement decisions and/or gain or improve access to Healthcare Professionals (“HCPs”).

False Claims Act (“FCA”): The FCA in the US, and similar laws in certain states, protects the government from false or fraudulent claims for payment. Violations of the FCA include providing false records or statements to obtain payment from the government or causing a third party to submit a false claim to the government. The FCA has been used to prosecute pharmaceutical companies for encouraging prescribers to prescribe products for unapproved uses or for providing alleged kickbacks leading to improper reimbursement by federal healthcare programs such as Medicare and Medicaid. In instances where applicable state laws are more restrictive than the FCA, Covered Persons shall conduct activities in accordance with the more restrictive applicable state requirements.

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Health Insurance Portability and Accountability Act (“HIPAA”): HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, addresses the security and privacy of health information, who is responsible for maintaining the security and privacy of such information, and who may access and/or use such information. Violations can lead to severe penalties including criminal and/or civil fines and/or imprisonment.

HHS-OIG Compliance Program Guidance for Pharmaceutical Manufacturers: The Office of Inspector General of the Department of Health and Human Services (“HHS-OIG”) in the US has developed guidelines for pharmaceutical manufacturers to consider when developing, implementing, or evaluating a Corporate Compliance Program. HHS-OIG also reinforced the Federal Sentencing Guidelines’ seven elements of an effective compliance program. The guidance is intended to assist with the development and implementation of internal controls and procedures that promote adherence to applicable law, regulations, and rules. Covered Persons involved in developing, implementing or evaluating any Corporate Compliance Program for Supernus are expected to read, understand, and comply with this guidance.

Industry Codes: Supernus and each Covered Person must abide by applicable industry codes and all Covered Persons shall ensure that their conduct, such as interactions with HCPs, is completely appropriate and of the highest ethical standards. Examples of industry codes that Supernus follows include PhRMA Code on Interactions with Healthcare Professionals and PhRMA Principles on Conduct of Clinical Trials.

Patient Protection and Affordable Care Act (“PPACA”): Under PPACA, applicable manufacturers must report certain payments or transfers of value to a US physician or teaching hospital. This law necessitates the tracking and disclosure of spend associated with healthcare professionals by the Company. In instances where state requirements and laws are more restrictive than Supernus policies, Covered Persons shall conduct activities in accordance with the more restrictive state requirements.

3.3.Anti-trust and Fair Competition

Anti-trust and fair competition laws are meant to prevent restraints on trade, and a competitive marketplace ensures that the greatest benefit can be realized by both consumers of healthcare products and services (i.e. patients, healthcare providers) and suppliers of those products/services. Each Covered Person is expected to understand and comply with anti-trust and fair competition laws and not to enter into business contracts or engage in activities that violate, or give the appearance of violating these laws.

Specifically, when dealing with competitors:

•Supernus will not enter into agreements or understandings which propose, or give the appearance of, limiting competition.

•Supernus will not enter into agreements or understandings which propose, or give the appearance of, sharing price, price-related terms, sales terms or other conditions.

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Violations of these laws by any Covered Person carry severe penalties for both the Company and the individual depending on the severity of the violation. Anti-trust and fair competition laws are complex; therefore Covered Persons must contact the Compliance Officer for approval of any business practice conducted on behalf of the Company that may involve an interpretation of these laws.

3.4.On-Label Promotion of Products

Supernus complies with applicable laws and regulations that govern the development, manufacturing, labelling, promotion and sale of pharmaceutical products.

When patients and HCPs seek drug-related information about products, they are looking for the most accurate and complete information. Therefore, when the FDA approves a drug, it does so for certain purposes and indications only. A drug product is approved for the use stated in its label. Any other use is considered off- label. Off-label information can include information regarding disease state, dosing, patient populations, use of concomitant medications, duration of therapy, comparison to other therapies, etc. To avoid any risk of promoting an off-label use of our products, each Covered Person who communicates with individuals outside of the Company regarding the Company’s promoted products is responsible for learning and understanding the on-label use of the Company’s promoted products and is prohibited from proactively communicating off-label information.

The Food & Drug Administration (“FDA”) prohibit pharmaceutical companies from marketing or promoting a drug for off-label use. However, they do not prevent HCPs from prescribing or discussing off-label information with their patients. The Company’s Medical Affairs Department is permitted to respond to unsolicited requests for off-label information for a Company product. Unsolicited requests are direct, spontaneous question(s) from an HCP that is neither directly nor indirectly encouraged nor prompted by a Supernus employee.

3.5.Marketing of Products – Use of Approved Materials

Supernus’ policy is to advertise and promote its products only through programs and materials that have been formally approved by the Company. All such programs and materials are reviewed by appropriate Supernus personnel to ensure compliance with applicable state and federal laws and regulations. Unauthorized alteration of product labels or literature may result in severe penalties against the responsible individual and the Company. No Covered Person should modify any portion of any product labeling or literature, without prior authorization from the Compliance Officer and the Regulatory Affairs Department. Use of any unapproved promotional materials or advertisements is strictly prohibited. Also, materials may never be disseminated as advance notification of unapproved/ investigational product(s).

3.6.Drug Sampling

Product samples may be made available for HCPs to initiate treatment in appropriate patients but can never be provided simply to reward or encourage prescribing behaviors or for any improper purpose.
3.7.Interactions with Healthcare Professionals and Organizations (“HCOs”)

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Building strong, appropriate and ethical relationships with HCPs are an integral part of Supernus’s business operations. The PhRMA Code provides guidance on what is acceptable during these interactions to ensure that HCPs have the most up to date and accurate information on prescription medicines. As such, all Covered Persons must conduct themselves in the most appropriate and compliant manner when interacting with an HCP in their capacity as a Covered Person.
Supernus understands that any relationship with an HCP must be compliant with applicable healthcare fraud and abuse as well as anti-bribery and anti-corruption laws. These laws prohibit giving or offering anything of value to influence prescribing or purchasing decisions. Furthermore, laws and regulations prohibit the submission of false claims or statements to federal or state healthcare programs. To ensure compliance with regulations pertaining to interactions with HCPs and HCOs, Supernus has drafted and implemented written policies and procedures that provide guidance to Covered Persons regarding appropriate interactions with these groups.

3.8.Consulting Arrangements with Healthcare Professionals

Supernus may, from time to time, enter into an agreement with an HCP to provide bona fide services to the Company. These services may include assisting in the development of products or product claims, speaking at presentations or conferences, participating in advisory board meetings, providing general consulting services, training employees or conducting clinical trials or other research. Prior to entering into an agreement with an HCP, there must be a legitimate business or scientific need for the service that has been identified, demonstrated and documented. Supernus bases decisions to select or retain an HCP as a consultant based on their qualifications to provide the required services, such as medical expertise, reputation, knowledge and experience regarding a particular therapeutic area.

Compensation provided to HCP consultants and reimbursement for expenses must be reasonable and reflect the fair market value (“FMV”) of the services being performed under the agreement. Compensation may not vary based on the volume or the value of the HCP’s past, present or anticipated business.

3.9.Gifts

Supernus’s sales and promotional interactions with HCPs are intended to inform HCPs about Company products and provide relevant scientific and educational information to support patient care and the practice of medicine. Supernus does not use gifts, meals, hospitality, entertainment, recreation, and other items or activities of value to influence HCPs to prescribe, use, purchase, recommend, or make favorable formulary recommendations concerning Supernus products. Providing gifts for the personal benefit of HCPs or HCOs is not permitted. Provision of cash or cash equivalents, such as gift certificates, coupons, vouchers, tickets or similar items is also prohibited. Holidays and other special occasions (e.g., weddings, funerals or graduations) do not constitute exceptions to this policy. To the extent allowable under local law, in-kind items of educational value may be provided to HCPs.

It is the responsibility of each Covered Person to familiarize themselves and comply with all the restrictions set forth in the Company’s Employee Handbook regarding the solicitation, receipt and giving of items or services of value from or to contractors, vendors or government personnel, including those set forth in Section 15.3 of the Employee Handbook.

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3.10.Privacy

On occasion, Supernus may receive personal and private information for legitimate business or clinical purposes including, but not limited to, information concerning colleagues, job applicants, research study subjects, research investigators, patients, consultants, HCPs, vendors, and suppliers. Supernus is committed to compliance with applicable legal and regulatory requirements protecting the privacy of Personal Health Information, other confidential information and safeguarding this information in a manner consistent with applicable laws.

Supernus respects individual privacy and adheres to applicable data privacy/data protection laws and regulations. All Covered Persons are required to protect individually identifiable information as it pertains to employees, directors, consultants, Contract Workers, applicants, clinical trial and research study patients, and customers.

3.11.Corporate Opportunities

Covered Persons are prohibited from (a) taking corporate opportunities that are discovered through the use of Supernus’s property, information or position and using them personally; (b) using Supernus’s property, information or position for personal gain; and (c) competing with Supernus. Covered Persons owe a duty to Supernus to advance its legitimate interests when the opportunity to do so arises.

All employees are required and have agreed to disclose to Supernus any discovery or invention that the employee has made or has reason to believe might be useful, patentable or otherwise protectable, including trade secrets, in the course of his or her employment. Supernus will decide whether, when, and where to pursue possible patent protection.

3.12.Clinical Practices

All Supernus-sponsored clinical studies are designed and conducted in accordance with applicable laws and regulations as well as recognized ethical standards, such as Good Clinical Practices. All participants in clinical trials are to informed of the nature and purpose of the clinical research and give their written informed consent to participate in our clinical trials.

3.13.Fair Dealing

Each Covered Person should endeavour to deal fairly with Supernus’s shareholders, customers, suppliers, competitors, employees, consultants, and Contract Workers. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

3.14.Other Interests

It is the responsibility of each employee and Contract Worker to familiarize themselves and comply with all the restrictions and requirements set forth in the Company’s policies and the Employee Handbook regarding employment outside the Company or involvement in any activity that might conflict with the interests of the Company.

4.BUSINESS STANDARDS

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4.1.Overview

Covered Persons must adhere to all applicable laws and regulations. In doing so, they must steer clear of any conflicts of interest that may affect Supernus’ reputation negatively. Covered Persons must uphold Supernus’ values while conducting business within the letter and spirit of the law.

4.2.Conflicts of Interest

Covered Persons have a responsibility to the Company, Company shareholders, each other, and themselves to avoid conflicts of interest. A conflict of interest may arise when personal interests compromise, or have the appearance of compromising, judgment. Covered Persons have a duty to avoid conflicts of interest whenever possible, keeping the Company’s best interest in mind at all times. Covered Persons decisions should not be made for personal gain that conflicts with their professional or ethical obligations to Supernus. Four general rules in avoiding conflicts of interest are:

▪Business activities with suppliers, customers and other individuals or entities should be conducted in a fair and objective manner;

▪Do not personally profit, in kind or in cash, for themselves or family members from Supernus business transactions;

▪Avoid any conflict of interest with family members by not recommending or using family members’ businesses, services or products; and

▪Do not solicit or accept for themselves or their family any thing of value from any third party, including any gifts, entertainment or personal favors, which might reasonably believed to have a significant influence on Supernus business transactions.

In the event that an actual conflict of interest arises between the personal, professional or financial duties of a Covered Person, the Covered Person involved in this conflict of interest must address, disclose and handle the matter in the utmost ethical manner and in accordance with this Code, including disclosing such conflict of interest to their supervisor, if any, or the Compliance Officer.

4.3.Insider Trading

Insider trading involves the purchase or sale of securities of a reporting issuer with knowledge of a material fact or material change with respect to the reporting issuer that has not been generally disclosed.
Covered Persons are responsible for familiarizing themselves and complying with the Company’s Policy Statement on Securities Trades by Directors, Officers and Employees.

4.4.Competitive Intelligence

Supernus believes in free and open competition in the marketplace. Keeping up with the competition means having the ability to produce proper business plans, which sometimes include an assessment of competitors’ products, services, or business. However, Supernus respects the privacy and confidentiality of its competitor’s information and only

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wishes to gather such information pertaining to competitive advantages in a reasonable and ethical manner.

Obtaining a competitor’s confidential, non-public information through unlawful practices is not permitted. The improper gathering of competitive information could subject Supernus and the Covered Person to criminal and civil liability. Any Covered Person who has acquired a competitor’s private and confidential information unlawfully is subject to disciplinary and if necessary, legal actions and will be required to immediately destroy the confidential information that is obtained.
4.5.Confidential Information

The release of confidential information about Supernus or its business or products may harm the Company. It is imperative that any confidential scientific and business information regarding Supernus, as well as the Company’s trade secrets, be protected to ensure the Company’s success. It is the duty of Covered Persons to safeguard this confidential information. Confidential information includes, but is not limited to:
•Unpublished financial information including, but not limited to, financial models, sales and revenue information and pre-commercial product launch information
•Inventions, trade secrets, know-how
•Operational and/or marketing plans, systems, techniques, information and budgets
•Personal information including, but not limited to, compensation, wage and benefits information
•Information pertaining to specific customer, customer information and customer requirements
•Patient information or PHI (i.e. individually identifiable health information such as name, address, birth date, social security number, etc.)
•Information pertaining to Supernus’ relationship with existing or potential strategic partners, suppliers, distributors, consultants and any other information that is not publicly available
•Information that might affect Supernus’s competitive position

Covered Persons must maintain the privacy of confidential information pertaining to Supernus’s business at all times. Confidential information known by a Covered Person must remain confidential both during and after the Covered Person’s relationship with the Company. Any Supernus employee or Contract Worker who improperly uses or discloses confidential information will be subject to disciplinary action, up to and including termination of employment or other relationship with the Company, as the case may be, without prior notice and legal action, even if they do not personally benefit from the disclosure. Upon the conclusion of a Covered Person’s relationship with Supernus, a Covered Person must return all confidential information in any form and all copies which are, or may have been, in his or her possession.

If a Covered Person believes that any important non-public information will be revealed without the Company’s authorization in any publication or communication with the scientific or investment community, the Covered Person should notify the Office of the Chief Executive Officer in advance of such disclosure so that appropriate action can be taken, including stopping the disclosure. If any important non-public information is inadvertently disclosed, any Covered Person aware of such disclosure should contact

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the Office of the Chief Executive Officer immediately so that the Company may promptly take corrective action.

Employees are responsible for familiarizing themselves and complying with the Company’s Artificial Intelligence (AI) and Machine Learning Acceptable Use Policy, including as it pertains to maintaining the confidentiality of certain Company data.

If a Covered Person has any doubt as to the confidentiality of specific information, he or she should discuss it with the Compliance Officer.

4.6.Company Assets

Supernus offers Covered Persons access to a variety of the Company’s resources such as Company property, information, resources, systems and many other supplies. These resources are intended to be used by Covered Persons for Company business and the Covered Person assumes the responsibility to protect against theft, loss, misappropriation and misuse. These resources should be used only for Company business and not for any personal use, though incidental personal use may be permitted at times.

It is important to recognize that any and all data and/or other information linked to these assets, such as email, documents and any other files, are the property of Supernus. The Company reserves the right to retain and inspect this data and/or information, including any electronic communications transmitted over any Supernus network, with or without a Covered Person’s or third party’s knowledge, consent or approval, in accordance with applicable law, except in each case as may be limited by applicable foreign laws.

All Covered Persons shall provide reasonable and appropriate care when dealing with Supernus’s assets, resources, and property. Any misuse of Supernus’s assets, resources and/or property that a Covered Person becomes aware of should be reported to his or her supervisor, if any, and if appropriate, the Compliance Officer.

4.7.Record Creation, Retention and Documentation

All Covered Persons have a duty to ensure that Supernus’ business information is stored in a secure manner and complete records are identified, securely stored, and disposed of in the appropriate manner. Supernus must retain records for immediate use, as well as possible long-term use for litigation purposes, historical reference, contractual obligations, regulatory or legal requirements, or for other purposes as determined by Supernus. When a record supersedes the necessary retention period or is simply no longer needed, it may be discarded. Should a current or potential lawsuit, audit or internal investigation be initiated, discarding of records should be suspended in accordance with the applicable legal hold. If a Covered Person is unsure as to whether a document should or should not be disposed, he or she should contact the Compliance Officer.

All employees, and Contract Workers involved in creating, processing or recording Supernus’s corporate, business and financial information are responsible for its integrity and shall ensure, to the best of their ability, that all entries, books, records and accounts of the Company accurately and fairly reflect the Company's operations and transactions. No entry may be made in Supernus’s books or records that intentionally hides or disguises the nature of any transaction or any of Supernus’s liabilities, or misclassifies any transactions as to accounts or accounting periods.

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5.PUBLIC STANDARDS

5.1.Overview

Supernus is committed to being a good corporate citizen in the communities in which it does business. Covered Persons must provide an accurate and consistent message to the public when speaking of, or representing, Supernus.

5.2.Charitable Contributions

Covered Persons are encouraged to give back to the community through charitable contributions. While such contributions to the community can make a difference, Supernus must ensure that these contributions are provided in accordance with Company policies and applicable laws and regulations. If a charitable contribution is to be made by Supernus, it must be approved through the proper channels. Questions with regards to charitable contributions may be directed to the Compliance Officer.

5.3.Political Contributions and Activities

Supernus encourages Covered Persons to engage in political activities, such as the right to vote. However, it is imperative that all Covered Persons understand that these engagements should not be conducted on behalf of the Company or in any way that is likely to give the impression that the Company is taking a stance to support or endorse any candidate or political party. Such activities must also be done on personal time and without the involvement of any Supernus resources. Questions with regards to political contributions and activities may be directed to the Compliance Officer.

1.4Media and Public Inquiries

It is extremely important that any message to the public be accurate, consistent and authorized by the appropriate person at Supernus as specified in the Employee Use of Social Media Guidelines. All Covered Persons must be aware of, and adhere to, Supernus’s guidelines on communicating with the public through the media, press releases, promotional materials, social media or other means. Covered Persons must not make any statement to the press, radio, television, or any other media about the Company, its business or clinical results without prior authorization in writing by the Chief Executive Officer as specified in the Employee Use of Social Media Guidelines. Any requests for information from Supernus by an outside party should be immediately referred to Investor Relations.
Covered Persons are responsible for familiarizing themselves and complying with the Employee Use of Social Media Guidelines.
Directors are responsible for familiarizing themselves and complying with the Corporate Governance Guidelines as they relate to interactions with stockholders and other interested persons.
6SUPERNUS COMPLIANCE PROGRAM

1.1 Compliance Program and Leadership

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Supernus has adopted policies, procedures, training programs and mechanisms to promote an atmosphere of open, honest and ethical communication throughout Supernus. The Compliance Officer is primarily responsible for oversight of the Compliance Program, but each Covered Person plays an important role in building and supporting the Compliance Program for Supernus.

1.2 Reporting of Any Known or Suspected Violations

Supernus is committed to ensuring compliance with Company policies and applicable laws and regulations to preserve the Company’s reputation, ensure the safety of its customers, and to continue to be successful. This is all possible because of the Company’s dedication to compliance with all applicable laws and regulations and Company policies.

If a Covered Person knows of or suspects a violation of a Company policy, procedure, law or regulation or unethical conduct, he or she has a responsibility to report this. Examples of issues that require reporting include financial improprieties, accounting or audit matters, ethical violations, illegal practices, or serious violations of Supernus’s Code of Business Ethics & Conduct or policies. The failure to report such a violation will itself be viewed as a violation of this Code. Appropriate channels to report a concern include management of the Human Resources Department, your direct supervisor, if any, or another supervisor, a Vice President of the Company, the Compliance Officer, or the Chief Executive Officer, or through Supernus’s reporting mechanisms (e.g., the Compliance Hotline). Supernus expects Covered Persons to report concerns with as much information, facts and details as possible related to the known or suspected issue so that the Company can evaluate the reports and identify and correct any problems promptly.

While it is Supernus’s desire to address matters internally, nothing in this Code, any other Supernus policy, or agreement between you and Supernus prohibits you from (i) reporting any possible violations of applicable, laws, rules or regulations to any governmental agency or government entity, or (ii) making any other disclosures that are protected under federal, state, or local laws or regulations in the United States.

1.3Compliance Hotline

Supernus has established a compliance reporting mechanism for anyone who wants to report a good faith concern related to unethical or illegal conduct or violations of this Code. Good faith means a sincere and honest belief that is not motivated by malice or the desire to defraud others for personal gain. The hotline may be used to anonymously report violations or suspected violations of the law. Instructions on submitting a report using the hotline is available to Covered Persons on the Company’s Intranet.

1.4Investigation and Enforcement

Reports of suspected misconduct and compliance violations made in good faith will be subject to investigation promptly and thoroughly by the appropriate persons. This information will be treated as confidential and remain anonymous unless disclosure to a third party is deemed necessary for the investigation. The Compliance Officer is responsible for determining the resources that will conduct the investigation, depending on the nature of the reported concern. Cooperation is imperative during internal investigations by each Covered Person involved in such investigations.

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1.5Retaliation is Prohibited

Supernus strictly prohibits intimidation or retaliation of any kind against a Covered Person who seeks advice, raises a concern, reports known or suspected violations or unethical conduct, or provides information in an investigation, even if the good faith report is not substantiated. If a Covered Person believes they have been subject to retaliation, or know of someone who has, notify their supervisor, if any, or the Compliance Officer.

1.6Disciplinary Actions

This Code is provided to give Covered Persons the tools to understand and adhere to the laws and regulations that guide our Company and allow us to achieve the highest standards of conduct. Employees and Contract Workers are subject to disciplinary action for authorizing or participating in an activity that results in a violation of the law, Company policies or any other standards and procedures listed.

Each situation will be evaluated and handled individually by Supernus. Based on the severity of the problem and circumstances involved, the disciplinary actions will vary. If disciplinary action is warranted, subject to local law, it may range anywhere from a warning to termination of employment of other relationship with the Company, as the case may be. A single violation may result in disciplinary action, up to and including termination. In certain circumstances, individuals may be subject to criminal fines, imprisonment, and an official prohibition on working in the pharmaceutical industry.

1.7Waivers and Amendments

From time to time, Supernus may waive certain provisions of this Code on a case by case basis. Should a Covered Person feel that he or she merits a waiver regarding this Code, he or she should contact his or her supervisor, if any, who should contact the Compliance Officer directly. Any waivers of this Code require approval from the Compliance Officer. All waivers of this Code will be disclosed as required under applicable law and regulations. This Code may be amended at any time without prior notice. If necessary, amendments to the Code should be provided by the Compliance Officer. Amendments to this Code will be promptly disclosed to Covered Persons.

1.8Expectations of Supernus Employees

Compliance with applicable laws, regulations, Company policies and other best practices applicable to companies in our industry is critical to Supernus’s success. On an annual basis, all Supernus employees shall certify that he or she has read and understood Supernus’s Code of Conduct, in order to demonstrate their dedication to conducting themselves in the utmost ethical and professional manner.

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